UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 17, 2014

(Date of earliest event reported)

Kimco Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

1-10899	13-2744380
(Commission File Number)	(IRS Employer Identification No.)

3333 New Hyde Park Road, New Hyde Park, NY	11042-0020
(Address of Principal Executive Offices)	(Zip Code)

(516) 869-9000

(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 17, 2014, Kimco Realty Corporation (the “Company”) amended and restated its $1.75 billion unsecured revolving credit facility by entering into an Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, the subsidiaries of the Company from time to time parties thereto, the several banks, financial institutions and other entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

Interest on borrowings under the Credit Agreement accrue at a spread (currently 0.925%) to LIBOR or, at the Company’s option, a spread (currently 0.0%) to the base rate defined in the Credit Agreement, and in each case fluctuates in accordance with changes in the Company’s senior debt ratings. As part of this credit facility, the Company has a competitive bid option whereby the Company may auction requested borrowings to the bank group. In addition, a portion of the facility is available for borrowings in alternative currencies such as Canadian Dollars, Euros, Sterling or Japanese Yen.

The credit facility is scheduled to expire on the fourth anniversary of the date of the Credit Agreement, with two six-month extension options. Pursuant to the terms of the Credit Agreement, the Company is subject to covenants requiring, among other things, the maintenance of (i) maximum indebtedness ratios and (ii) minimum interest and fixed charge coverage ratios. Currently, one wholly-owned subsidiary of the Company is a borrower under the Credit Agreement and is therefore permitted to borrow loans thereunder.

The Company borrowed $411.5 million under the Credit Agreement on March 17, 2014, and used the proceeds, in part, to refinance indebtedness under its existing $1.75 billion revolving credit facility, dated October 27, 2011. As of March 17, 2014, approximately $2.15 million of letters of credit were issued pursuant to the Credit Agreement.

In connection with the Credit Agreement, the Company also entered into a First Amendment (the “PNC Term Loan Amendment”), dated March 17, 2014, to the Credit Agreement, dated as of April 17, 2012 (the “PNC Term Loan Agreement”), among the Company, the several banks, financial institutions and other entities from time to time party thereto, and PNC Bank, National Association, as administrative agent for the Lenders party thereto. The PNC Term Loan Amendment conforms the financial covenants contained in the PNC Term Loan to those contained in the Credit Agreement.

The foregoing descriptions of the Credit Agreement and the PNC Term Loan Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement and the PNC Term Loan Amendment, respectively, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

The following are filed as Exhibits to this Report.

Exhibit No.	Exhibit Description

10.1

Amended and Restated Credit Agreement, dated as of March 17, 2014, among Kimco Realty Corporation, a Maryland corporation, the subsidiaries of Kimco from time to time parties thereto, the several banks, financial institutions and other entities from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders thereunder.

10.2

First Amendment, dated as of March 17, 2014, to the Credit Agreement, dated as of April 17, 2012, among Kimco Realty Corporation, a Maryland corporation, the several banks, financial institutions and other entities from time to time party thereto, and PNC Bank, National Association, as administrative agent for the Lenders thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION

Date: March 20, 2014	By:	/s/ Glenn G. Cohen
Name: Glenn G. Cohen
Title: Executive Vice President, Chief Financial
Officer and Treasurer

Exhibit Index

Exhibit No.	Exhibit Description

10.1

Amended and Restated Credit Agreement, dated as of March 17, 2014, among Kimco Realty Corporation, a Maryland corporation, the subsidiaries of Kimco from time to time parties thereto, the several banks, financial institutions and other entities from time to time party theretoand JPMorgan Chase Bank, N.A., as administrative agent for the Lenders thereunder.

10.2

First Amendment, dated as of March 17, 2014, to the Credit Agreement, dated as of April 17, 2012, among Kimco Realty Corporation, a Maryland corporation, the several banks, financial institutions and other entities from time to time party thereto, and PNC Bank, National Association, as administrative agent for the Lenders thereunder.